Exhibit 10.1

FIRSTENERGY CORP.

AMENDED AND RESTATED

EXECUTIVE DEFERRED COMPENSATION PLAN

Effective as of November 1, 2015

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3.3 Commencement, Duration and Modification of Deferral Election	13

ARTICLE 4 —ACCOUNTS	14
4.1 Elected Deferred Compensation	14
4.2 Retirement Account	15
4.3 Stock Account and Restricted Stock Unit Account	16
4.4 Retirement Stock Account	16
4.5 Deferred Compensation Benefit	16
4.6 Amounts Transferred from the GPU Companies Deferred Compensation Plan and Nonqualified Pension Plan	16
4.7 Vesting of Accounts	17
4.8 Statement of Accounts	17

ARTICLE 5 —DISTRIBUTION OF DEFERRED COMPENSATION BENEFITS	18
5.1 Retirement Benefit	18
5.2 Death Benefit	19
5.3 Disability Benefit	20
5.4 Separation from Service Benefit for Reasons Other Than Retirement, Disability or Death—Retirement Account	21
5.5 Stock Account Distributions	21
5.6 Accelerated Distribution	23
5.7 Financial Hardship Distributions	24
5.8 Withholding; Payroll Taxes	25
5.9 Commencement of Payments	25
5.10 Payment to Guardian	26
5.11 Small Accounts	26

ARTICLE 6 —SUPPLEMENTAL PENSION BENEFIT	26
6.1 Eligibility and Participation	26
6.2 Retirement Benefit	27
6.3 Death Benefit	28

ARTICLE 7 —BENEFICIARY DESIGNATION	29
7.1 Beneficiary Designation	29
7.2 Amendments	30
7.3 No Beneficiary Designation or Death of Beneficiary with respect to Deferred Compensation Benefit	30
7.4 Beneficiary Designation or Death of Beneficiary with respect to Supplemental Pension Benefit	30
7.5 Effect of Payment	30

ARTICLE 8 —ADMINISTRATION	30
8.1 Administrative Committee; Duties	30

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8.2 Agents	32
8.3 Indemnity of Committees	32
8.4 Participating Employers	32

ARTICLE 9 —CLAIMS PROCEDURE	32
9.1 Claim	32
9.2 Initial Claim Review	32
9.3 Review of Claim	33
9.4 Review of Claims on and after a Change in Control	35

ARTICLE 10 —AMENDMENT AND TERMINATION OF PLAN	35
10.1 Right to Amend	35
10.2 Right to Terminate	36
10.3 Distribution of Benefits on Plan Termination	36

ARTICLE 11 —MISCELLANEOUS	37
11.1 Unfunded Plan	37
11.2 Liability for Benefits	37
11.3 Unsecured General Creditor	38
11.4 Obligations to Employer	38
11.5 Nonassignability	38
11.6 Not a Contract of Employment	38
11.7 Protective Provisions	39
11.8 Captions	39
11.9 Governing Law	39
11.10 Validity	39
11.11 Notice	39
11.12 Successors	39
11.13 Code Section 409A	40

APPENDIX A	A-1

iii

FIRSTENERGY CORP.

AMENDED AND RESTATED

EXECUTIVE DEFERRED COMPENSATION PLAN

ARTICLE 1—PURPOSE
1.1        Purpose
The purpose of this FirstEnergy Corp. Amended and Restated Executive Deferred Compensation Plan is to provide current tax planning opportunities as well as supplemental funds for retirement, death, disability or other separation of employment for key executives. The Plan is part of an integrated executive compensation program that is intended to attract, retain, and motivate certain key executives who are in positions to make significant contributions to the operation and profitability of Employers for the benefit of stockholders and customers.

This Plan was amended and restated effective as of January 1, 2005 in order to comply with Code Section 409A and supersedes all prior versions of the Plan. The Plan is further amended and restated to make certain clarifications under Code Section 409A with respect to amounts earned, credited or accrued after December 31, 2004 and, effective as of January 1, 2011, to eliminate the twenty percent (20%) Stock Premium for compensation deferred into the Stock Account of the Plan. The Plan was further amended (a) effective as January 1, 2012, to amend the definition of “Change in Control” with respect to compensation deferred or accrued on or after January 1, 2012 (“Amendment No. 1”), (b) effective as of January 1, 2012, to remove the Participants’ ability to make subsequent deferrals of their supplemental pension benefits (“Amendment No. 2”), (c) effective as of January 1, 2013, to allow Participants to defer the settlement of restricted stock units under the Plan (“Amendment No. 3”), and (d) effective as of January 1, 2014, to allow Participants to defer “performance-based compensation” at a date that is no later than six months prior to the end of the compensation’s performance period (“Amendment No. 4”).

The Plan was amended and restated, effective as of January 1, 2014, to incorporate Amendments Nos. 1 through 4 and superseded all prior versions of the Plan (the “2014 Amendment and Restatement”). In addition, the 2014 Amendment and Restatement amended the Plan (a) to provide that (i) dividends accrued after May 17, 2014 in a Participant’s Stock Account or Restricted Stock Unit Account, and (ii) Short-Term Incentive Awards deferred into a Participant’s Stock Account after January 1, 2014 shall be paid in cash, (b) to exclude Short-Term Incentive Award payments from the supplemental pension benefits for individuals who become Participants after January 1, 2014 and (c) to change the effective date of any amendments to the Plan to thirty (30) days after the Company provides notice to the Participants of the amendment.

The Plan was amended effective as of February 23, 2015 to provide that (a) performance shares deferred into a Participant’s stock account on or after February 23, 2015 will be paid in cash instead of common stock, and (b) with respect to future deferrals, if a Participant elects to receive a distribution of his or her stock account following a three-year deferral period and the Participant terminates employment prior to the end of such three-year deferral period, then the Stock Account distribution will be paid in cash in accordance with the payment terms of the Participant’s Retirement Account (“2015 Amendment No. 1”). The Plan is now amended and restated, effective as of November 1, 2015, to incorporate 2015 Amendment No. 1 (the “2015 Amendment and Restatement”). The 2015 Amendment and Restatement also amends the Plan to provide that for deferrals made on or after November 1, 2015, (a) deferrals to the Stock Account will be held in the Stock Account until the Participant’s Separation from Service or death, which effectively eliminates the 3-year deferral option, and (b) deferrals of restricted stock units are to be held in a Stock Account rather than a separate Restricted Stock Unit Account, to simplify administration of the Plan.

ARTICLE 2—DEFINITIONS
For the purposes of this Plan, the following terms shall have the meanings indicated, unless the content clearly indicates otherwise:
2.1        Account
“Account” means the interest of a Participant in the Plan as represented by the hypothetical bookkeeping entries kept by Employer. A separate Account shall be established for each Participant and as may otherwise be required.

2.2        Administrative Committee
“Administrative Committee” means the committee appointed to administer the Plan pursuant to Article 8.

2.3        Beneficiary
“Beneficiary” means the person, persons or entity (including, without limitation any trustee) last designated by a Participant to receive the benefits specified in this Plan pursuant to Section 7.3 or 7.4 of the Plan in the event of the Participant’s death.

2.4        Board
“Board” means the Board of Directors of the Company.

2.5        Change in Control
“Change in Control” means:

(x) for amounts deferred or accrued under the Plan before January 1, 2012:

1.     An acquisition by any Person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto (the ‘Exchange Act’) and as used in Sections 13(d) and 14(d) thereof, including a ‘group’ as defined in section 13(d) thereof) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) (twenty-five percent (25%) if such Person proposes any individual for election to the Board of Directors or any member of the Board is the representative of such Person) or more of either (i) the then outstanding shares of common stock of the Company (‘Outstanding Company Common Stock’), or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (‘Outstanding Company Voting Securities’); provided, however, that the following acquisitions will not constitute a Change in Control:

(a)     Any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege);

(b)     Any acquisition by the Company;

(c)     Any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(d)     Any acquisition by any corporation pursuant to a reorganization, merger, or consolidation if, following such reorganization, merger, or consolidation, the conditions described in clauses 3(a), 3(b) and 3(c) of Subsection (x) of this Section 2.5 are satisfied;

2.     Individuals who, as of the date hereof, constitute the Board (the ‘Incumbent Board’) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

3.     Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company, in each case, unless, following such reorganization, merger, or consolidation or sale or other disposition of assets:

(a)     More than seventy-five percent (75%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, consolidation, or acquiring such assets and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger, consolidation, or sale or other disposition of assets in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation, or sale or other disposition of assets, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

(b)     No Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger, consolidation, or sale or other disposition of assets, and any Person beneficially owning, immediately prior to such reorganization, merger, consolidation, or sale or other disposition of assets, directly or indirectly, twenty-five percent (25%) or more of the Outstanding Company Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, or consolidation or acquiring such assets or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; and

(c)     At least a majority of the members of the Board of Directors of the corporation resulting from such reorganization, merger, or consolidation or acquiring such assets were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, consolidation or sale or other disposition of assets; or

4.     Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

However, in no event will a Change in Control be deemed to have occurred, with respect to a Participant, if the Participant is part of a purchasing group which consummates the Change in Control transaction. The Participant will be deemed ‘part of a purchasing group’ for purposes of the preceding sentence if the Participant is an equity participant or has agreed to become an equity participant in the purchasing company or group (excluding passive ownership of less than five percent (5%) of the voting securities of the purchasing company or ownership of equity participation in the purchasing company or group which is otherwise not deemed to be significant, as determined prior to the Change in Control by a majority of the nonemployee continuing members of the Board of Directors); and

(y) for amounts deferred or accrued (i.e., earned) under the Plan on or after January 1, 2012:

1.     An acquisition by any Person, directly or indirectly, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) immediately after which such Person has beneficial ownership of twenty-five percent (25%) or more of either: (i) the Outstanding Company Common Stock, or (ii) the Outstanding Company Voting Securities; provided, however, that the following acquisitions of beneficial ownership of Outstanding Company Common Stock or Outstanding Company Voting Securities shall not constitute a Change in Control:

(a)     Any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege, unless the security being so converted was itself acquired directly from the Company);

(b)     Any acquisition by the Company;

(c)     Any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(d)     Any acquisition pursuant to a reorganization, merger, or consolidation involving the Company or any direct or indirect wholly-owned subsidiary of the Company, whether or not the Company is the surviving corporation in such transaction (any of the foregoing, a ‘Reorganization’ for purposes of this Subsection (y)), if, following such Reorganization, the conditions described in clause (3) of Subsection (y) of this Section 2.5 below are satisfied;

2.     Individuals who, as of January 1, 2012, constitute the Board (the ‘Incumbent Board’) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to January 1, 2012 whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (within the meaning of solicitations subject to Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act or any successor rule) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

3.     Consummation of a (A) Reorganization or (B) sale or disposition of all or substantially all of the assets of the Company in one transaction or a series of related transactions (determined on a consolidated basis), other than in connection with a sale-leaseback or other arrangement resulting in the continued utilization of such assets by the Company (a ‘Major Asset Disposition’), unless in each case following such Reorganization or Major Asset Disposition (either, a ‘Major Corporate Event’) each of the following conditions is met:

(a)     The Outstanding Company Voting Securities immediately prior to such Major Corporate Event represent (either by remaining outstanding or by converting into or being exchanged for voting securities of the surviving corporation) at least sixty percent (60%) of the combined voting power of the surviving corporation (including a corporation which, as a result of such Major Corporate Event, owns the Company or all or substantially all of the assets of the Company) outstanding immediately after such Major Corporate Event;

(b)     No Person (excluding the Company, any employee benefit plan (or related trust) of the Company or the resulting or acquiring corporation resulting from such Major Corporate Event, and any Person beneficially owning, immediately prior to such Major Corporate Event, directly or indirectly, twenty-five percent (25%) or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, immediately after consummation of such Major Corporate Event, twenty-five percent (25%) or more of, respectively, the then-outstanding shares of common stock of the resulting or acquiring corporation in such Major Corporate Event, or the combined voting power of the then-outstanding voting securities of such resulting or acquiring corporation that are entitled to vote generally in the election of directors; and

(c)     At least a majority of the members of the board of directors of the corporation resulting from such Major Corporate Event were members of the Incumbent Board at the time of the execution of the initial agreement providing for such Major Corporate Event; or

4.     Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

However, in no event will a Change in Control be deemed to have occurred, with respect to a Participant, if the Participant is part of a purchasing group which consummates the Change in Control transaction. The Participant shall be deemed ‘part of a purchasing group’ for purposes of the preceding sentence if the Participant is an equity participant or has agreed to become an equity participant in the purchasing company or group (excluding passive ownership of less than five percent (5%) of the voting securities of the purchasing company or ownership of equity participation in the purchasing company or group which is otherwise not deemed to be significant, as determined prior to the Change in Control by a majority of the nonemployee continuing members of the Board).

2.6        Code
“Code” means the Internal Revenue Code of 1986, as amended together with all rules and regulations promulgated thereunder.

2.7        Company
“Company” means FirstEnergy Corp., an Ohio corporation, or any successor to the business thereto.

2.8        Compensation Committee
“Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.

2.9        Deferral Election
“Deferral Election” means a commitment by a Participant to defer a portion of his or her base salary, Short-Term Incentive Award, Performance Share Award and/or Restricted Stock Unit Award pursuant to this Plan.

2.10        Disability
“Disability” means:

(a)        Solely with respect to Account balances that were accrued and vested as of December 31, 2004 and earnings, gains, and losses credited thereto after that date, a physical or mental condition such that a Participant is entitled to receive a monthly disability pension payment under the Pension Plan, except that a Participant need not have completed ten (10) years of Eligibility Service, as defined by the Pension Plan; and
(b)        Solely with respect to Account balances that accrue and/or vest after December 31, 2004 and earnings, gains and losses credited thereto after that date, a physical or mental condition in which the Participant:
(i)        Is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or
(ii)        Is by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company, or
(iii)        Is determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board.
2.11        Effective Date
This Plan is effective as of September 28, 1985, amended and restated as of May 17, 2004 and it is amended and restated as of January 1, 2005 unless specifically stated otherwise herein.

2.12        Elected Deferred Compensation
“Elected Deferred Compensation” means the amount of base salary, Short-Term Incentive Award, Performance Share Award and Restricted Stock Unit Award that a Participant elects to defer pursuant to a Deferral Election.

2.13        ERISA
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.14        Employer
“Employer” means the Company and any affiliated or subsidiary entity as defined in Code Section 414(b) and (c) except that in applying Code Section 1563 “50 percent” shall be substituted for “80 percent.”

2.15        Initial Eligible Payment Date
“Initial Eligible Payment Date” means, (i) with respect to a Short-Term Incentive Award or a Performance Share Award deferred prior to November 1, 2015, the third (3rd) anniversary of the date on which such Short-Term Incentive Award or Performance Share Award is first credited to its respective Stock Account, and (ii) with respect to a Restricted Stock Unit Award deferred prior to November 1, 2015, the date specified in the Participation Agreement applicable to the deferral of such Restricted Stock Unit Award.

2.16        Interest Rate
“Interest Rate” means the annual equivalent of the average of the Moody’s Average Long-Term Corporate Bond Yield Index for the twelve (12) consecutive month period ending on October 31 of the calendar year immediately preceding the Service Period to which the Interest Rate applies, as published by Moody’s Investors Service, Inc., or any successor thereto, or a substantially similar index if such index is no longer published.

2.17        Participant
“Participant” means any key executive who is an employee of any Employer and who has been notified that he has been selected to participate in this Plan pursuant to either Article 3 or Article 6 of this Plan. For purposes of the Deferred Compensation Benefit portion of this Plan, such an employee is a Participant only if he or she files a Participation Agreement with the Administrative Committee. Any employee who had amounts transferred from the GPU Companies Compensation Plan in accordance with Section 4.6 shall be a Participant as of the date of such transfer.

2.18        Participation Agreement
“Participation Agreement” means the agreement, whether written or provided through electronic means, in which a Participant makes a Deferral Election and makes elections regarding the time and/or manner in which amounts shall be distributed from the Plan. In order for a Deferral Election to be effective for a Service Period, the Participation Agreement must be submitted by a Participant to the Administrative Committee or its delegates prior to the commencement of the Service Period in which the Elected Deferred Compensation is earned, except as otherwise provided with respect to Performance-Based Compensation pursuant to Section 3.3(a).

2.19        Pension Plan
“Pension Plan” means the FirstEnergy Corp. Pension Plan as amended.

2.20        Performance-Based Compensation
“Performance-Based Compensation” means any Performance Share Award, Restricted Stock Unit Award or Short-Term Incentive Award that is “performance-based compensation” within the meaning of Treasury Regulation 1.409A-2(a)(8).”

2.21         Performance Share Award
“Performance Share Award” means those earned and vested Performance Share awards granted under Article 9 of the FirstEnergy Corp. 2007 Incentive Plan, the FirstEnergy Corp. 2015 Incentive Compensation Plan or any similar equity-based incentive plan adopted by the Company.

2.22        Plan
“Plan” means this FirstEnergy Corp. Executive Deferred Compensation Plan as set forth in this document and as the same may be amended from time to time.

2.23     Restricted Stock Unit Award
“Restricted Stock Unit Award” means a restricted stock unit award granted under the FirstEnergy Corp. 2007 Incentive Plan, the FirstEnergy Corp. 2015 Incentive Compensation Plan or any similar equity-based incentive plan adopted by the Company, whether payable in stock or cash under its original terms.

2.24         Restricted Stock Unit Account
“Restricted Stock Unit Account” means the Account separately established for crediting deferrals of Restricted Stock Unit Awards made prior to November 1, 2015, pursuant to Section 4.3 of this Plan.

2.25        Retirement
“Retirement” means Separation from Service on or after age fifty-five (55) except due to death and entitled to receive a benefit under the Pension Plan.

2.26        Retirement Account
“Retirement Account” means the Account established pursuant to Section 4.2 of this Plan.

2.27        Retirement Stock Account
“Retirement Stock Account” means the Account established pursuant to Section 4.4 of this Plan.

2.28        Separation from Service
“Separation from Service” means with respect to any employee, the “separation from service” within the meaning of Code Section 409A, of the employee with the Company and all Employers, for any reason, including without limitation, quit, discharge, retirement, leave of absence (including military leave, sick leave, or other bona fide leave of absence such as temporary employment by the government if the period of such leave exceeds the greater of six months, or the period for which the employee’s right to reemployment is provided either by statute or by contract) or permanent decrease in service to a level that is no more than twenty percent (20%) of its prior level. For this purpose, whether a Separation from Service has occurred is determined based on whether it is reasonably anticipated that no further services will be performed by the employee after a certain date or that the level of bona fide services the employee will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the employee has been providing services for less than 36 months).

2.29        Short-Term Incentive Award
“Short-Term Incentive Award” means any vested awards earned under a FirstEnergy annual cash incentive plan or program, as determined by the Committee, as in effect and as amended from time to time.

2.30        Service Period
“Service Period” means, with respect to a Participant’s base salary and Short-Term Incentive Award, the twelve (12) consecutive month period commencing January 1 of the year in which such base salary or Short-Term Incentive Award is earned; provided, however, that the Service Period with respect to the initial year of eligibility pursuant to Section 3.1(c) of the Plan shall mean the period prescribed by the Company, commencing after an eligible employee becomes eligible to participate in the Plan under Section 3.1(c) and ending on the next following December 31.

“Service Period” means, with respect to a Restricted Stock Unit Award or a Performance Share Award, the period commencing January 1 prior to the granting of the award and ending at the conclusion of the performance period for such Restricted Stock Unit Award or Performance Share Award; provided, however, that the Service Period with respect to the initial year of eligibility pursuant to Section 3.1(c) of the Plan shall mean the period prescribed by the Company, commencing after an eligible employee becomes eligible to participate in the Plan under Section 3.1(c) and ending on the conclusion of the performance period for such Restricted Stock Unit Award or Performance Share Award.

With respect to only a Restricted Stock Unit Award granted in 2012, the Service Period for such award shall mean the period commencing January 1, 2013 and ending at the conclusion of the such award’s performance period.

2.31         Stock Account
“Stock Account” means the Account established pursuant to Section 4.3 of this Plan.

2.32        Unforeseeable Emergency
“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or the Participant’s Beneficiary or dependent (as defined in Code Section 152 without regard to sections 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

ARTICLE 3—PARTICIPATION AND DEFERRAL COMMITMENTS

3.1        Eligibility and Participation
(a)        Eligibility. The Chief Executive Officer of the Company, or his or her designee, may designate any key executive who is an employee of any Employer as eligible to participate in the Plan as of the first (1st) day of the month following the employee’s date of hire or promotion, and, with respect to deferrals of any Short-Term Incentive Award and/or Performance Share Award that is earned during a Service Period that ends prior to January 1, 2011 and that otherwise would have been payable no later than December 31, 2011, to receive Stock Premiums in accordance with Section 4.3.
(b)        Participation. In general, an eligible employee may elect to participate in the Plan by filing with the Administrative Committee a Participant Agreement prior to the Service Period in which the employee is eligible to participate, except as set forth in subsection (c) below. The Participation Agreement shall be irrevocable as of the December 31 immediately preceding the Service Period. Notwithstanding the foregoing, an eligible employee may elect to defer any award of Performance-Based Compensation by filing with the Administrative Committee a Participant Agreement prior to the date that is six months before the end of the award’s respective performance period, subject to Section 3.3(a), and such Participation

Agreement will become irrevocable as of the date that is six months before the end of such performance period.
(c)        Initial Year of Eligibility. An eligible employee who is designated as eligible to participate pursuant to Section 3.1(a) and whose date of hire or promotion is on or prior to September 30 of any calendar year may elect to participate in the Plan by filing with the Administrative Committee a Participation Agreement within thirty (30) days after the date the eligible employee becomes eligible to participate in the Plan and within the period prescribed by the Administrative Committee. Such Participation Agreement will be effective on the date prescribed by the Administrative Committee with respect to compensation paid for services to be performed after such date and through the December 31 of such Service Period. The Participation Agreement shall be irrevocable as of the earlier of (i) the thirtieth (30th) day following the employee’s eligibility date (i.e., the first (1st) of the month following the employee’s date of hire or promotion, provided the employee is designated as eligible pursuant to Section 3.1(a) of the Plan) or (ii) the date prescribed by the Administrative Committee following the employee’s eligibility date. In the event an employee previously participated in this Plan, such employee may not elect to participate under this subsection unless he or she has not been eligible to participate for at least the twenty-four (24) month period immediately preceding the most recent date of eligibility.
(d)        A Participation Agreement shall not be considered to be revocable merely because the employee or his or her Employer may make an election to change the time and form of payment or the employee may accelerate the time of payment of a Deferred Compensation Benefit but only to the extent such a change is permitted by this Plan.
3.2        Deferral Elections
A Participant may elect in the Participation Agreement to defer any or all of the following:

(a)        Salary Deferral. A Participant may elect to defer a percentage of base salary earned and otherwise payable for the Service Period. The amount to be deferred shall be stated as a whole percentage and, effective January 1, 2002, shall not be more than fifty percent (50%) of base salary.
(b)    Short-Term Incentive Award and/or Performance Share Award Deferral. A Participant may elect to defer a percentage of his or her Short-Term Incentive Award and/or Performance Share Award that is earned during the Service Period and otherwise payable in the year following the Service Period. The amount to be deferred must be stated as a whole percentage and shall not be more than one hundred percent (100%) of such Award, less any taxes or other amounts that may be required to be withheld.
(c)     Restricted Stock Unit Award. With respect to a Restricted Stock Unit Award granted in 2013 and thereafter, a participant may elect to defer a percentage of his or her Restricted Stock Unit Award that is earned during its respective Service Period and otherwise payable, if at all, at the conclusion of its respective vesting period. The amount deferred must be stated as a whole percentage and shall not be more than one hundred percent (100%) of such award, less any taxes or other amounts that may be required to be withheld.
Solely with respect to a Restricted Stock Unit Award that is granted in 2012, a participant may elect to defer a percentage of such Restricted Stock Unit Award that is earned during its respective Service Period and otherwise payable, if at all, at the conclusion of the vesting period for the award; provided, however, that the only eligible portion for deferral of such award is the portion of the award that is paid subject to the achievement of performance factors. Any portion of a Restricted Stock Unit Award granted in 2012 that is earned only upon the satisfaction of service requirements shall not be eligible for deferral. The amount deferred for any Restricted Stock Unit Award granted in 2012 must be stated as a whole percentage and will apply only to the portion of such Restricted Stock Unit Award that is subject to the achievement of performance factors, less any taxes or other amounts that may be required to be withheld.

3.3        Commencement, Duration and Modification of Deferral Election
(a)        Commencement. Except as provided in Section 3.1(c), a Deferral Election made with respect to the deferral of base salary or any Restricted Stock Unit Award, Performance Share Award or Short-Term Incentive Award that is not Performance-Based Compensation shall become effective on the first (1st) day of the Service Period immediately following the date a Participation Agreement for such Deferral Election is filed with the Administrative Committee. A Deferral Election made with respect to any award that is Performance-Based Compensation may become effective on or before the date that is six months before the end of the award’s respective performance period, provided that, except as provided in Section 3.1(c), the Participant making such election performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date an election is made; provided, further, that in no event may an election to defer such award of Performance-Based Compensation be made after the compensation underlying such award has become readily ascertainable.
(b)        Duration of Deferral Election. A Deferral Election shall remain in effect for one (1) Service Period only.
(c)        Modification Due to Unforeseeable Emergency or Hardship Distribution. A Deferral Election shall be irrevocable, except that the Administrative Committee may permit a Participant to cancel the remainder of the Deferral Election for a Service Period upon a finding, based upon uniform standards established by the Administrative Committee, that the Participant has suffered an Unforeseeable Emergency or is qualified to receive a hardship distribution pursuant to Code Section 1.401(k)-1(d)(3). If the Administrative Committee grants a cancellation, the Participant shall not be permitted to make a Deferral Election in the same Service Period. Any further Deferral Election shall be made in accordance with Section 3.1(b).

ARTICLE 4—ACCOUNTS
4.1        Elected Deferred Compensation
A Participant’s Elected Deferred Compensation shall be credited to the Participant’s Account as of the date such amount would have otherwise been paid to such Participant.

4.2        Retirement Account
(a)        Establishing a Retirement Account. A Participant may establish an annual Retirement Account on and after January 1, 2005 which shall be maintained solely for recordkeeping purposes, by making a Deferral Election.
(b)        Maximum Deferral. A Participant may elect to defer up to fifty percent (50%) of base salary and up to one hundred percent (100%) of the Short-Term Incentive Award into the Retirement Account.
(c)        Earnings
(i)        Any amounts credited to a Retirement Account prior to January 1, 2013 shall be credited with earnings equal to the Interest Rate plus three (3) percentage points. Effective January 1, 2013, any amounts credited to a Retirement Account that is established after December 31, 2012 shall be credited with earnings equal to the Interest Rate plus one (1) percentage point. The maximum Interest Rate shall be twelve percent (12%).
(ii)        Commencing January 1, 2008, the Company may, in its sole discretion, permit Participants to elect from among a series of hypothetical investment options, including the option described in paragraph (i) above, which are selected by the Administrative Committee and to which the Participants’ Elected Deferred Compensation shall be credited. If the Company permits investment option elections by Participants, the Participants’ Accounts shall be credited daily with earnings, gains and losses as if such Accounts were invested in one (1) or more Plan investment options, as selected by the Participants. Investment options may be changed or provided from time to time by the Administrative Committee in its sole discretion.
(iii)        Participants may change the options into which Elected Deferred Compensation is credited and may change the allocation of existing Account balances which elections shall become effective as of the first (1st) day of the month following the date such election is submitted to the Administrative Committee.
(d)        Earnings for Senior Management Retirees. The Retirement Account of any Member of senior management who retired before July 1, 1998 shall be credited with the greater of:
(i)        The Interest Rate plus four (4) percentage points, or
(ii)        The equivalent of a twelve percent (12%) annual yield.

4.3        Stock Account and Restricted Stock Unit Account
(a)        Establishing a Stock Account. A Participant may establish an annual Stock Account, which shall be maintained solely for recordkeeping purposes, by making a Deferral Election. A separate Restricted Stock Unit Account shall be maintained for deferrals credited with respect to Restricted Stock Unit Awards made prior to November 1, 2015.
(b)        Maximum Deferral. A Participant may elect to defer up to one hundred percent (100%) of the Short-Term Incentive Award into the Stock Account. A Participant may also elect to defer up to one hundred percent (100%) of a Performance Share Award into the Stock Account. For deferrals made prior to November 1, 2015, a Participant may also elect to defer up to one hundred percent (100%) of the Restricted Stock Unit Award into the Restricted Stock Unit Account; provided that, with respect to a Restricted Stock Unit Award granted in 2012, a participant may defer into the Restricted Stock Unit Account only the portion of such award that is subject to the achievement of performance factors. For deferrals made after November 1, 2015, any deferrals of Restricted Stock Unit Awards will be made to the Participant’s Stock Account.
(c)        Stock Premium. With respect to deferrals of any Short-Term Incentive Award and/or Performance Share Award that is earned during a Service Period that ends prior to January 1, 2011 and that otherwise would have been payable no later than December 31, 2011, amounts deferred into the Stock Account shall be credited with an amount equal to twenty percent (20%) of the amount deferred into the Stock Account. Such premium shall be credited as of the date the corresponding Elected Deferred Compensation is credited to the Stock Account.
(d)        Stock Units and Earnings. Amounts deferred into the Stock Account shall be converted into units of Company common stock. Except as provided in the following sentence, the number of stock units credited to the Stock Account shall be determined by dividing the amount deferred into the Stock Account, plus, with respect to deferrals of any Short-Term Incentive Award and/or Performance Share Award that is earned during a Service Period that ends prior to January 1, 2011 and that otherwise would have been payable no later than December 31, 2011, the Stock Premium described in (c) above, by the average daily closing price of Company common stock during February of the Service Period in which the Elected Deferred Compensation is credited to the Account.  For Restricted Stock Unit deferrals made after November 1, 2015, the number of stock units credited to the Stock Account shall be determined by the number of whole and fractional Restricted Stock Units that a Participant has elected to defer as calculated at the time of vesting of the Restricted Stock Unit Award.
Amounts deferred into the Restricted Stock Unit Account shall be units of the Company’s common stock. The number of stock units credited to the Restricted Stock Unit Account shall be determined by the number of whole and fractional shares that a Participant has elected to defer as calculated at the time of vesting of the Restricted Stock Unit Award.
(e)        Dividends. Additional stock units shall be credited to each Stock Account and Restricted Stock Unit Account at the time dividend payments are made to Company shareholders. The number of additional units credited shall be based on the number of units in the Stock Account and Restricted Stock Unit Account, the dividend rate and the market price of Company stock at the close of that business day.
(f)        Automatic Cessation of Stock Premium and Dividends Paid in Common Stock.
(i)        The crediting of the 20% stock premium in Company common stock ceased on January 1, 2011 with respect to deferrals of any Short-Term Incentive Award and/or Performance Share Award that were earned during a Service Period that commenced on or after January 1, 2011 and that otherwise would have been payable later than December 31, 2011.
(ii)        The crediting of the dividends under Section 4.3(e) in Company common stock ceased on May 17, 2014; provided, however, that, for the avoidance of doubt, the dividend equivalent feature in Section 4.3(e) of this Plan shall continue with respect to dividend equivalents that accrue after May 17, 2014 and are payable in cash.
4.4        Retirement Stock Account
(a)        Establishing a Retirement Stock Account. Effective January 1, 2002, a Retirement Stock Account may be established for a Participant who has elected to defer receipt of his or her Stock Account pursuant to Section 5.5 of this Plan solely for recordkeeping purposes and shall be credited with earnings, gains, losses and dividends in the same manner as the Stock Account.
(b)        Transfer to Retirement Account. Upon Separation from Service or death the value of the Participant’s Retirement Stock Account and Restricted Stock Unit Account shall be transferred to the Participant’s Retirement Account as of the date of Separation from Service or death and paid in cash pursuant to Article 5 of this Plan.
4.5        Deferred Compensation Benefit
The aggregate balances of a Participant’s Retirement Account, Stock Account, Restricted Stock Unit Account and Retirement Stock Account shall be the Participant’s “Deferred Compensation Benefit.”

4.6        Amounts Transferred from the GPU Companies Deferred Compensation Plan and Nonqualified Pension Plan

(a)        Deferred Compensation Amounts. As of November 7, 2001, certain account balances from the GPU Companies Deferred Compensation Plan were transferred to this Plan in conjunction with the merger of GPU, Inc. into the Company. As of such date, the transferred balances shall be credited in a Retirement Account for each such former employee of the GPU Companies and shall be credited with earnings in the same manner as all other Retirement Accounts.
(b)        Nonqualified Pension Plan Amounts. As of November 7, 2001, the accrued benefit associated with certain GPU nonqualified pension plans were transferred to this

Plan in conjunction with the merger of GPU, Inc. into the Company. Each such former employee affected by this transfer shall be entitled to receive an increase in such employee’s benefit equal to ten percent (10%) of the benefit, so that, when benefits are paid, they will be ten percent (10%) greater than the amount that otherwise would have been paid had the benefit been paid under the GPU Companies nonqualified pension plans.
4.7        Vesting of Accounts
Each Participant shall be vested in the amounts credited to such Participant’s Accounts as follows:

(a)        Elected Deferred Compensation. A Participant shall be one hundred percent (100%) vested at all times in his Elected Deferred Compensation and any gains or losses thereon regardless of the Account to which such amounts are credited.
(b)        Stock Premium. A Stock Premium, and any earnings gains or losses thereon became one hundred percent (100%) vested on:
(i)        the Initial Eligible Payment Date for the related Elected Deferred Compensation, provided the Participant was either:
a)        Employed by an Employer on the Initial Eligible Payment Date, or
b)        Had a Separation from Service on or after reaching age sixty (60);
(ii)        the death of the Participant;
(iii)        a Separation from Service of the Participant due to one (1) of the following events:
a)        his or her Disability;
b)        involuntary termination under conditions where the Participant becomes eligible for and elects to accept an Employer severance benefit; or
(iv)        a Change in Control.
4.8        Statement of Accounts
The Administrative Committee shall submit to each Participant, after the close of each calendar year and at such other times as determined by the Administrative Committee, a statement setting forth the balance to the credit of the Accounts maintained for a Participant.

ARTICLE 5—DISTRIBUTION OF DEFERRED COMPENSATION BENEFITS

5.1        Retirement Benefit
(a)        Benefit. Upon a Participant’s Retirement, the Participant shall be paid a Deferred Compensation Benefit equal to the amount of the Participant’s Retirement Account earned by the Participant to the date such amount is distributed, including any balance transferred from the Participant’s Retirement Stock Accounts, Stock Accounts and Restricted Stock Unit Accounts.
(b)        Form of Benefit. The Participant may make an election in his or her Participation Agreement to receive benefits from the Retirement Account in the following manner:
(i)        A lump-sum payment; and/or
(ii)        Monthly installments over a period of up to three hundred (300) months. The amount of the installment shall be redetermined January 1 of each year based upon a crediting rate determined by the Administrative Committee in its discretion (based on the then current earnings crediting rate under Section 4.2(c)(i) of the Plan or another crediting rate established by the Administrative Committee), the remaining Retirement Account balance, and the remaining number of payment periods.
(c)        Election Regarding Time of Payment. A Participant may make an election in his or her Participation Agreement to defer commencement of payment of the Retirement Account to the later of Retirement or a specified date, but the specified date shall not be later than the first (1st) day of the month following the Participant’s seventieth (70th) birthday.
(d)        Default Form of Benefit. If the Participant makes no election as to the manner in which benefits shall be distributed prior to the commencement of Service Period, the Employer shall pay benefits in a lump-sum payment.
(e)        Grandfathered Election Right. Solely with respect to Account balances accrued and vested as of December 31, 2004 and earnings, gains and losses credited thereon after that date, a Participant may amend his or her elections regarding the form of benefit and time of payment up to ninety (90) days prior to Retirement.
(f)        Changing Date or Form of Payment. Subject to the Administrative Committee’s discretion and solely with respect to Account balances that accrue and/or vest after December 31, 2004 including deemed earnings, gains and losses credited thereon after that date, a Participant may amend his or her elections regarding the form of benefit and time of payment on Retirement provided:
(i)    Such election is submitted to the Committee in writing at least twelve (12) months prior to the date any amount is to be distributed from the Plan;

(ii)    Such election shall not take effect until twelve (12) months after it is submitted to the Committee in writing; and
(iii)    The payment of the benefits shall not commence until at least five (5) years from the date such payment would otherwise have been made.
(g)        Transition Election Right. Notwithstanding the above, distribution elections made with respect to Deferral Elections made between January 1, 2005 and December 31, 2007 had to be changed no later than December 31, 2007 in accordance with Code Section 409A.
5.2        Death Benefit
(a)        Benefit. Upon a Participant’s death, the Participant’s Beneficiary shall be paid a Deferred Compensation Benefit equal to the amount of the Participant’s Retirement Account, Stock Account, Restricted Stock Unit Account and Retirement Stock Account earned by the Participant to the date such amount is distributed to the Participant’s Beneficiary. If a Participant dies prior to Separation from Service, such amounts shall be paid to the Beneficiary in the form elected by the Participant and in accordance with Section 5.5 of this Plan.
(b)        Form of Payment. Each Participant may make an election in his or her Participation Agreement to have his or her death benefits paid in any manner described in Section 5.1(b).
(c)        Grandfathered Election Right. Solely with respect to Account balances accrued and vested as of December 31, 2004 and earnings, gains and losses credited thereon after that date, the Participant may change such distribution election by filing a new election with the Administrative Committee at any time prior to such Participant’s death.
(d)        Changing Form of Payment. Solely with respect to Account balances that accrue and/or vest after December 31, 2004 including deemed earnings, gains and losses credited thereon after that date, a Participant may amend his or her elections regarding the form of benefit on death provided:
(i)    Such election is submitted to the Committee in writing at least twelve (12) months prior to the date any amount is to be distributed from the Plan; and
(ii)     Such election shall not take effect until twelve (12) months after it is submitted to the Committee in writing.
(e)        Transition Election Right. A Participant had to have changed distribution elections made with respect to Deferral Elections between January 1, 2005 and December 31, 2007 no later than December 31, 2007 in accordance with Code Section 409A. Such elections made at any time thereafter shall become effective twelve (12) months after such election is filed with the Administrative Committee.

(f)        Installment Payments. If a Participant dies after Retirement and while receiving installment payments of such benefit, such amounts shall continue to be paid to the Beneficiary in the same manner.
(g)        Deferral Not Effective. If the Participant elected to defer commencement of Retirement benefits pursuant to Section 5.1(c) and dies prior to the commencement thereof, upon the Participant’s death such election to defer commencement of Retirement benefit payments shall become null and void and payments will commence immediately to the Beneficiary in the form elected by the Participant.
5.3        Disability Benefit

(a)        Benefit. Upon a Participant’s Disability, the Participant shall be paid a Deferred Compensation Benefit equal to the amount of the Participant’s Retirement Account, Stock Account, Restricted Stock Unit Account and any balance transferred from the Retirement Stock Account, Restricted Stock Unit Accounts or Stock Accounts earned by the Participant through the date such amount is distributed to the Participant.
(b)        Form of Payment
(i)        Retirement Account. Each Participant may make an election in his or her Participation Agreement to have his or her Disability benefits paid in any manner described in Section 5.1(b).
(ii)        Stock Account and Restricted Stock Unit Account. A Participant shall not be entitled to make an election for distribution of his or her Stock Account or the Restricted Stock Unit Account upon a Disability. Any Stock Account or Restricted Stock Unit Account benefit shall be paid pursuant to Section 5.5 of the Plan at the time and in the form prescribed by Section 5.5 based upon a distribution event described in Section 5.5.
(c)        Grandfathered Election Right. Solely with respect to Account balances accrued and vested as of December 31, 2004 and earnings, gains and losses credited thereon after that date, such election may be changed by the Participant at any time prior to Disability, and the Participant chooses to receive benefits in the same manner as described in Section 5.1(b) of the Plan.
(d)        Changing Form of Payment. Solely with respect to Account balances that accrue and/or vest after December 31, 2004 including deemed earnings, gains and losses credited thereon after that date, a Participant may amend his or her elections regarding the form of benefit on Disability provided:
(i)        Such election is submitted to the Committee in writing at least twelve (12) months prior to the date any amount is to be distributed from the Plan; and
(ii)        Such election shall not take effect until twelve (12) months after it is submitted to the Committee in writing.

(e)        Transition Election Right. Notwithstanding the above, distribution elections made with respect to Deferral Elections made between January 1, 2005 and December 31, 2007 had to have been changed no later than December 31, 2007 in accordance with Code Section 409A.
5.4        Separation from Service Benefit for Reasons Other Than Retirement, Disability or Death—Retirement Account

(a)        Benefit. Upon a Participant’s Separation from Service prior to his or her Retirement, Disability or death, the Participant shall be paid a Deferred Compensation Benefit equal to the amount of the Participant’s Retirement Account, Stock Account, Restricted Stock Unit Account and any balance transferred from the Retirement Stock Account, Restricted Stock Unit Accounts or Stock Accounts earned by the Participant through the date such amount is distributed to the Participant.
(b)        Form of Payment.
(i)        Retirement Account. The benefit under this Section shall be paid to the Participant in a lump-sum.
(ii)        Stock Account and Restricted Stock Unit Account. A benefit shall be paid from the Stock Account or the Restricted Stock Unit Account pursuant to Section 5.5 of the Plan.
(c)        Grandfathered Election Right. Notwithstanding the above, effective January 1, 2002 and solely with respect to Account balances accrued and vested as of December 31, 2004 including earnings, gains and losses credited thereon after that date, any Participant who has been involuntarily terminated under conditions where the Participant becomes eligible for and elects to accept an Employer severance benefit, may irrevocably elect at least thirty (30) days prior to the date of Separation from Service to receive three (3) installment payments, the first to be paid as soon as administratively feasible following the Participant’s date of Separation from Service and on January 1 of each of the next two (2) years. The amount of the installment shall be redetermined January 1 of each year based upon the then current earnings crediting rate under Section 4.2(c) of the Plan, the remaining Retirement Account balance, and the remaining number of payments.
5.5        Stock Account Distributions
(a)        Deferrals Made on or after November 1, 2015. With respect to amounts deferred on or after November 1, 2015, such amounts, including any dividends or dividend equivalents credited thereto, shall be held in the Stock Account until the Participant’s Separation from Service, Disability or death, at which point such amounts shall be transferred to a Retirement Account and paid in cash pursuant to the Participant’s elections or Plan provisions related to the distribution of such Retirement Account under Section 5.1 (Retirement), 5.2 (Death), 5.3 (Disability) or 5.4 (Separation from Service other than Retirement, Death or Disability) of this Plan, as applicable.

(b)         Deferrals Made before November 1, 2015. With respect to amounts deferred prior to November 1, 2015, such amounts, including any dividends or dividend equivalents credited thereto, shall be administered in accordance with the following provisions:
(i)         Benefit of Participant Employed on Initial Eligible Payment Date or with a Separation from Service on or after Age Sixty. With respect to balances that accrue in a Stock Account prior to January 1, 2016, an Employer shall pay a Participant who is employed by any Employer on his or her Initial Eligible Payment Date or who has a Separation from Service on or after age sixty (60) a Deferred Compensation Benefit equal to the amount of the Participant’s Stock Account earned by the Participant while he or she was employed by such Employer, including the Stock Premium, in Company common stock; provided that payments made with respect to (i) any dividend equivalents that accrue pursuant to Section 4.3(e) of the Plan after May 17, 2014; (ii) Short-Term Incentive Awards deferred after January 1, 2014; and (iii) Performance Shares that are deferred after November 1, 2015 shall, in each case, be paid in cash. Commencing January 1, 2002, a Participant may elect in his or her Participation Agreement to defer receipt of such payment to the Participant’s date of Separation from Service or death. If such an election is made, such Stock Account balance, including the Stock Premium, shall be transferred to a Retirement Stock Account or held in the Stock Account until Separation from Service or death and then transferred to a Retirement Account and paid in cash pursuant to the Participant’s elections or Plan provisions, whichever is applicable, under Sections 5.1, 5.2, 5.3 or 5.5 of this Plan.
(ii)        Benefit of Participant with Separation from Service prior to Age Sixty. Commencing January 1, 2002, if a Participant with a Stock Account balance that has not reached its Initial Eligible Payment Date has a Separation from Service for any reason, including death or Disability prior to age sixty (60), such vested balance shall be transferred to a Retirement Account and paid in cash pursuant to the Participant’s elections or Plan provisions, whichever is applicable, under Article 5 of this Plan.
(iii)         Benefit of Participant with Separation from Service on or after Age Sixty. Commencing January 1, 2002 and with respect to account balances in a Stock Account that accrue prior to January 1, 2016, if a Participant with a Stock Account balance that has not reached its Initial Eligible Payment Date has a Separation from Service for any reason including death or Disability on or after age sixty (60), such Stock Account, including the Stock Premium, shall be payable on the earlier of the date the Stock Premium becomes fully vested or the Initial Eligible Payment Date. A Participant may make an election each year in a Participation Agreement to receive the Stock Account, including the Stock Premium, either in the form of Company common stock or in cash and paid pursuant to the Participant’s elections or Plan provisions, whichever is applicable, under Article 5 of this Plan; provided that, notwithstanding the Participant’s election, payments made with respect to (i) any dividend equivalents that accrue pursuant to Section 4.3(e) of the Plan after May 17, 2014; (ii) Short-Term Incentive Awards that are deferred after January 1, 2014; and (iii) Performance Shares that are deferred after January 1, 2015 shall, in each case, be paid in cash. If the Participant does not make an election prior to the Commencement of the Service Period, such Stock Accounts shall be paid in the form of Company common stock; provided that payments made with respect to (i) any dividend equivalents that accrue pursuant to Section 4.3(e) of the Plan after M ay 17, 2014; (ii) Short-Term Incentive Awards that are deferred after January 1, 2014; and (iii) Performance Shares that are deferred after January 1, 2015 shall, in each case, be paid in cash.
(iv)        Benefits payable from Restricted Stock Unit Accounts. With respect to any Restricted Stock Unit Account, unless a Participant elects otherwise pursuant to this Section 5.5(b)(iv) or Section 5.5(b)(v), a Participant who is employed by any Employer on the respective Initial Eligible Payment Date for such Restricted Stock Unit Account shall receive a Deferred Compensation Benefit equal to the amount of such Restricted Stock Unit Account in Company common stock upon the Initial Eligible Payment Date; provided that payments made with respect to any dividend equivalents that accrue pursuant to Section 4.3(e) of the Plan after May 17, 2014 shall be paid in cash. Notwithstanding the foregoing, if a Participant’s Separation from Service or death occurs prior to the respective Initial Eligible Payment Date, the balance of the Restricted Stock Unit Account shall be transferred to the Retirement Account for the applicable Service Period and paid in accordance with the elections made for such Retirement Account in the applicable Participant Agreement or, if applicable, under the provisions of the Plan.
A Participant may elect in the Participation Agreement applicable to a Restricted Stock Unit Account to receive a distribution of such Restricted Stock Unit Account upon his or her Separation from Service or death. If such an election is made, the balance of such Restricted Stock Unit Account shall be credited to the Restricted Stock Unit Account until the Participant’s Separation from Service or death and then transferred to the Retirement Account established for the applicable Service Period and paid in cash pursuant to the Participant’s election with respect to such Retirement Account or the relevant Plan provisions, whichever is applicable, under Sections 5.1, 5.2, 5.3, or 5.5 of this Plan.
(v)         Changing Date or Form of Payment. Subject to the Administrative Committee’s discretion and solely with respect to Restricted Stock Unit Account balances, including deemed earnings, gains and losses credited thereon, a Participant may amend his or her elections regarding the timing of the payment in a manner that is consistent with the requirements of Treasury Regulation § 1.409A-2(b), provided:

1.	such election is submitted to the Committee in writing at least twelve (12) months prior to the date any amount is to be distributed from the Plan; and

2.	such election shall not take effect until twelve (12) months after it is submitted to the Committee in writing; and

3.	the payment of the benefits shall not commence until at least five (5) years from the date such payment would otherwise have been made.
5.6        Accelerated Distribution
Notwithstanding anything to the contrary herein and solely with respect to Accounts that are accrued and vested as of December 31, 2004 including earnings, gains and losses credited thereon after that date, at any time, a Participant (or the Participant’s Beneficiary in case of the death of the Participant) may request a distribution of his or her vested Account balance. Each

Employer by whom the Participant was employed shall pay a Plan benefit equal to the amount of the Participant’s Retirement Account earned by the Participant during the Participant’s employment with such Employer. Such vested balance shall be reduced by ten percent (10%), which amount shall be forfeited by the Participant.

Such request must be made in writing in a form and manner specified by the Administrative Committee. The distribution to the Participant or Beneficiary shall be made as soon as administratively feasible in a lump-sum. The amount distributed from the Stock Account and the Retirement Stock Account shall be paid in Company common stock; provided that payments made with respect to any dividend equivalents that accrue pursuant to Section 4.3(e) of the Plan after May 17, 2014 shall be paid in cash. Such distribution shall completely discharge the Administrative Committee and the Employers from all liability with respect to the Participant’s or Beneficiary’s Accounts.

If the Participant is an employee of an Employer when the distribution is made, the Participant shall not make a Deferral Election until January 1 of the second calendar year following the calendar year in which the Participant receives such distribution.

Notwithstanding the foregoing, if a Participant who is required to file reports under Section 16 of the Securities Exchange Act of 1934 requests an accelerated distribution of his Stock Account and/or the Retirement Stock Account, the request must be approved by the Compensation Committee.

5.7        Financial Hardship Distributions
(a)        Distribution upon an Unforeseeable Emergency. Notwithstanding any other provision of the Plan and solely with respect to Account balances that accrue and vest after December 31, 2004 including deemed earnings, gains and losses credited thereon after that date, payment from the Participant’s Accounts may be made to the Participant, in the sole discretion of the Administrative Committee, due to an Unforeseeable Emergency.
(b)        Termination of Deferral Election. If such a distribution is made, the Participant’s Deferral Election for the Service Period in which the distribution is made shall be void and such Participant shall not be eligible to make a Deferral Election until the next Service Period.
(c)        Maximum Amount of Distribution. Such payment shall not exceed the amount reasonably necessary to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through cancellation of the Participant’s Deferral Election, reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets, to the extent such liquidation would not itself cause severe financial hardship. However, the determination of amounts necessary to satisfy the Unforeseeable Emergency is not required to take into account an available distribution or loan from a qualified plan, any additional compensation that is available under another nonqualified deferred compensation plan, including a grandfathered nonqualified deferred compensation plan, but has not actually been paid.
(d)        Payment Form and Source. Payment shall be made in a single lump-sum within thirty (30) days after the date the request for a distribution is approved by the Administrative Committee. Distributions shall be made first from the Retirement Account, then from any Retirement Stock Account and then from any Stock Account and Restricted Stock Unit Account, excluding the Stock Premium.
5.8        Withholding; Payroll Taxes
An Employer paying a benefit shall withhold from payments made hereunder to the Participant or any Beneficiary, any amounts required to be withheld by applicable law. An Employer may withhold from either deferred or nondeferred compensation any amounts required to be withheld by the Federal Insurance Contributions Act (FICA), the Federal Unemployment Tax Act (FUTA), or any state income tax provision, or any other applicable law. All Plan administration expenses incurred by an Employer or the Administrative Committee shall be borne by the Company.
5.9        Commencement of Payments
(a)        Commencement Date. Except for a distribution upon an Unforeseeable Emergency as provided in Section 5.7 and for grandfathered benefits as provided in subsection (e) below, payment of benefits shall commence as soon as administratively feasible following the event giving rise to a distribution but not later than ninety (90) days following the date of the event giving rise to the distribution. A Participant shall not have a right to designate the taxable year of payment other than by an election that is otherwise permitted by this Plan.
(b)        Specified Employee. Notwithstanding subsection (a), a Participant who is a specified employee as defined in Code Section 409A(a)(2)(B)(i) on his date of Separation from Service (except due to death) shall not receive a distribution of any amount under this Plan, whether a Deferred Compensation Benefit or a Supplemental Pension Benefit, that is accrued and/or vested after December 31, 2004 including earnings, gains and losses credited thereon after that date before the date which is six (6) months after the date of Separation from Service.
(c)        Delay in Payment. In the event a distribution must be delayed as required in subsection (b):
(i)        If the payment with respect to a Deferred Compensation Benefit is a lump-sum, such lump-sum shall continue to be credited with earnings, gains and losses pursuant to Section 4.2(c) until the actual date of distribution. If the payment with respect to a Deferred Compensation benefit is in installments, the earnings and amount of each installment shall be determined under Section 5.1(b)(ii).
(ii)         If the benefit with respect to a Deferred Compensation Benefit is to be paid in installments or with respect to a Supplemental Pension Benefit is to be paid as an annuity, the first payment shall include an amount equal to the sum of the monthly payments which would have been paid to the Participant but for the payment deferral mandated pursuant to subsection (b). In addition, with respect to the Supplemental Pension Benefit, such first payment shall include an amount of interest equal to such rate specified by the Administrative Committee from time to time on the amount of the delayed payments, calculated in accordance with rules set forth by the Administrative Committee, which, effective January 1, 2010 and until subsequently revised, is a calculation based on the aggregate sum of the interest rate multiplied by the number of days each delayed monthly payment is held by the Company due to the mandated deferral.
(d)        All payments shall be made as of the first (1st) day of the month.
(e)        Grandfathered Commencement Date. Solely with respect to benefits under this Plan accrued and vested as of December 31, 2004 and earnings, gains and losses credited thereon after that date, payment of benefits shall commence as soon as administratively feasible following the event giving rise to a distribution.
5.10        Payment to Guardian
If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Administrative Committee may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor or incompetent person. The Administrative Committee may require proof of incompetence, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. Such distribution shall completely discharge the Administrative Committee and the Employer from all liability with respect to such benefit.

5.11        Small Accounts
Notwithstanding anything herein to the contrary and solely with respect to Account balances that are accrued and vested as of December 31, 2004, including earnings, gains and losses credited thereon after that date, in the event the Participant’s Account balance that will be paid in installments is less than one hundred thousand dollars ($100,000) on the date payments commence, and such Participant has elected to receive installment payments over a period of more than one hundred eighty (180) months, such election shall become null and void and the Participant shall receive such benefit in monthly installments over one hundred eighty (180) months.

ARTICLE 6—SUPPLEMENTAL PENSION BENEFIT

6.1        Eligibility and Participation
(a)         In General. The Chief Executive Officer of the Company, or his or her designee, may designate any key executive who is an employee of any Employer as eligible to receive the benefit described in this Article (“Supplemental Pension Benefit”) as of the first (1st) day of the month following the employee’s date of hire or promotion.

(b)         Individual Agreements. A Participant may be promised additional benefits under this Article in a separate employment agreement or other written arrangement. This Article will take into account such promises, but in no event will any such promises (i) change the time and form of payment of the Supplemental Pension Benefit as provided under this Article 6 or (ii) constitute a “material modification” under Code Section 409A of amounts accrued and vested under the Plan as of December 31, 2004.
6.2        Retirement Benefit
(a)        Benefit. Each Participant or Beneficiary who is entitled to a benefit under the Pension Plan shall be entitled to a Supplemental Pension Benefit equal to the amount payable from the Pension Plan as if the Participant had started receiving the Pension Plan benefit on the date of the Participant’s Retirement (the “Accrued Pension Benefit”) without regard to:
(i)    With respect to Participants who were Participants in the Plan prior to January 1, 2014, the exclusion of Short-Term Incentive Award (or annual incentive), whether paid or deferred, from the definition of compensation in the Pension Plan; and
(ii)    Limitations imposed by Code Sections 401(a)(17) and 415 in the Pension Plan;
Less the amount set forth in subsection (b) below.
(b)        Subtraction. The benefit described in subsection (a) shall be reduced by the Accrued Pension Benefit.
(c)        Adjustment. The benefit described in subsection (a), taking in account the amount subtracted under subsection (b), shall be adjusted under the same rules as used for distributions under the Pension Plan including early retirement factors.
(d)         Form of Payment. Prior to the commencement of payments of the Supplemental Pension Benefit, a Participant shall select the form of payment from the following:
(i)        Single life annuity;
(ii)        100%, 75%, 50% or 25% joint and survivor annuity (or a modified joint and survivor annuity with a pop-up provision as permitted under the provisions of the Pension Plan at the time of commencement of payments of the Supplemental Pension Benefit);
(iii)        Life annuity with payments guaranteed for a period of sixty (60), one hundred twenty (120) or one hundred eighty (180) months.
(e)        Default Form of Payment. In the absence of an election, the Supplemental Pension Benefit shall be paid as a single life annuity if the Participant is not married at the time payments are to commence, and in the form of a 50% joint and survivor annuity to a married Participant, with the Participant’s spouse as the joint annuitant unless the Participant has designated another joint annuitant.

(f)        Actuarial Equivalent. All forms of payment shall be actuarially equivalent based on reasonable actuarial assumptions as of the date benefit payments are to commence. On such date, the same actuarial assumptions shall be used in valuing each annuity payment option.
(g)        Commencement of Payments. Subject to Section 5.9(b), payment of the portion of the Supplemental Pension Benefit that is accrued or vested after December 31, 2004 shall commence as follows:
(i)        If Separation from Service occurs prior to Retirement, payment of the Supplemental Pension Benefit shall commence on the first (1st) day of the month on or following the Participant’s attainment of age sixty (60).
(ii)        Upon Retirement, payment of the benefit shall commence on Retirement, but in no event earlier than the first (1st) day of the month on or following the Participant’s Retirement or no later than ninety (90) days following the Participant’s Retirement.
(h)        [Reserved].
(i)         Pension Plan Reduction Factors. Benefit reduction factors shall be applied in the same manner as and pursuant to provisions in the Pension Plan.
(j)        Grandfathered Election Right. Solely with respect to the Supplemental Pension Benefit that was accrued and vested as of December 31, 2004, that would have been paid to the Participant if he or she had terminated or died on that date and commenced payment as soon as possible after termination or death, such Benefit shall be paid to the Participant at the same time and in the same manner as payments from the Pension Plan.
6.3        Death Benefit
(a)        Benefit. Each Beneficiary entitled to a pre-retirement survivor benefit under the Pension Plan shall be entitled to a death benefit under this Section 6.3 determined in the same manner as Retirement benefits under Sections 6.2(a), (b) and (c) this Plan as if the first (1st) day of the month following the Participant’s date of death was the later of (i) the Participant’s attainment of age fifty-five (55); or (ii) the date of the Participant’s Separation from Service. Notwithstanding the foregoing, the amount of the Supplemental Pension Benefit that was accrued and vested as of December 31, 2004 will be determined in accordance with Section 6.2(j) of this Plan.
(b)        Form of Payment. The Beneficiary shall receive the death benefit which shall be determined as if the Participant had retired immediately before his or her death and had elected payment of his or her retirement benefit in the form of a 100% joint and survivor annuity.
(c)        Commencement of Payments. Solely with respect to amounts that accrue and/or vest after December 31, 2004:
(i)        If a Participant dies prior to his or her Separation from Service and has less than ten (10) years but at least five (5) years of Eligibility Service as defined in the Pe nsion Plan on such Participant’s date of death and, with respect to any Participant who attains at least ten (10) years of Eligibility Service as defined in the Pension Plan on or after January 1, 2009, if a Participant dies prior to his or her Separation from Service and has at least ten (10) years of Eligibility Service as defined in the Pension Plan on such Participant’s date of death, payments shall commence under this Section 6.3 on the later of:
a)        The first day (1st) of the month following the date the Participant would have attained age fifty-five (55); or
b)        The Participant’s death, but in no event earlier than the first (1st) day of the month on or following the Participant’s death or no later than ninety (90) days following the Participant’s death.
(ii)        Notwithstanding the foregoing, if a Participant dies prior to his or her Separation from Service and had at least ten (10) years of Eligibility Service as defined in the Pension Plan prior to January 1, 2009, then payments shall commence no earlier than the first (1st) day of the month on or following the Participant’s date of death or no later than ninety (90) days following the Participant’s date of death.
(d)        Pension Plan Reduction Factors. Benefit reduction factors, including early retirement and actuarial factors, shall be applied in the same manner as and pursuant to provisions in the Pension Plan.
(e)         Grandfathered Election Right. Section 6.2(j) applies to amounts accrued and vested as of December 31, 2004 with respect to time and form of payment of those amounts.

ARTICLE 7—BENEFICIARY DESIGNATION

7.1        Beneficiary Designation
Each Participant shall have the right, at any time, to designate one (1) or more persons as the primary or contingent Beneficiary(ies) to whom benefits under Sections 5.2 and one (1) Beneficiary under Section 6.3 of this Plan shall be paid in the event of the Participant’s death prior to complete distribution to the Participant of the benefits due under the Plan. Unless stated otherwise in writing in the form provided by the Administrative Committee, payments hereunder shall be paid in equal shares to surviving Beneficiaries if more than one (1) Beneficiary has been designated. Each Beneficiary designation shall be in a written form prescribed by the Administrative Committee and shall be effective only when filed with the Administrative Committee during the Participant’s lifetime. If a Participant’s compensation is community property, any Beneficiary designation shall be valid or effective only as permitted under applicable law.

7.2        Amendments
Any Beneficiary designation may be changed by a Participant without the consent of any Beneficiary by the filing of a new Beneficiary designation with the Administrative Committee.

7.3        No Beneficiary Designation or Death of Beneficiary with respect to Deferred Compensation Benefit

(a)        Deferred Compensation Benefit Default Beneficiary Designation. In the absence of an effective Beneficiary designation, or if all designated Beneficiaries predecease the Participant, the Participant’s Beneficiary shall be the person in the first (1st) of the following classes:
(i)        The surviving spouse;
(ii)        The Participant’s estate.
(b)        Deferred Compensation Benefit Lump-sum Distribution. In the event of the death of a Beneficiary after payments commence but prior to the Beneficiary receiving all benefit payments under this Plan, in the remaining balance shall be paid in a lump sum to the estate of the Beneficiary.
7.4        Beneficiary Designation or Death of Beneficiary with respect to Supplemental Pension Benefit

With respect to a Participant’s Supplemental Pension Benefit, in the absence of an effective Beneficiary designation, or if all designated Beneficiaries predecease the Participant, the Participant’s Beneficiary shall follow the Participant’s beneficiary designation under the Pension Plan.

7.5         Effect of Payment
Payment to the Beneficiary or Beneficiaries including a Beneficiary under Section 7.3 or 7.4 shall completely discharge the Employers’ obligations under this Plan.

ARTICLE 8—ADMINISTRATION

8.1        Administrative Committee; Duties
This Plan shall be administered by an Administrative Committee consisting of three (3) or more members who are appointed by the Chief Executive Officer of the Company. Members of the Administrative Committee may be Participants in this Plan. However, no member of the Administrative Committee may participate in a review of his or her own claim under Article 9. The Administrative Committee shall administer the Plan and shall have the power and the duty to take all action and to make all decisions necessary or proper to carry out the Plan. The determination of the Administrative Committee as to any question involving the general administration and interpretation of the Plan shall be final, conclusive, and binding except as otherwise provided in Article 9. A majority vote of the Administrative Committee members shall control any decision. Any discretionary actions to be taken under the Plan by the Administrative Committee with respect to the classification of employees, Participants, contributions or benefits shall be uniform in nature and applicable to all persons similarly situated. Without limiting the generality of the foregoing, the Administrative Committee shall have the following discretionary authority, powers and duties:

(a)        To require any person to furnish such information as it may request for the purpose of the proper administration of the Plan as a condition to receiving any benefit under the Plan;
(b)        To make and enforce such rules and regulations and prescribe the use of such forms as it deems necessary for the efficient administration of the Plan;
(c)        To interpret the Plan and to resolve ambiguities, inconsistencies and omissions;
(d)        To decide all questions concerning the Plan and any questions concerning the eligibility of any employee to participate in the Plan; and
(e)        To determine the amount of benefits which will be payable to any person in accordance with the provisions of the Plan.
Upon and after the occurrence of a Change in Control, the “Administrative Committee” shall be at least three (3) individuals selected by the individual who, immediately prior to the Change in Control, was the Company’s Chief Executive Officer or, if not so identified, the Company’s highest ranking officer (the “Ex-CEO”); provided, however, the Administrative Committee, as constituted immediately prior to a Change in Control, shall continue to act as the Administrative Committee for this Plan until the date on which the independent third parties selected by the Ex-CEO accept the responsibilities as members of the Administrative Committee under this Plan. Upon and after a Change in Control, the Administrative Committee shall have all discretionary authorities and powers granted the Administrative Committee under this Plan including the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan except benefit entitlement determinations upon appeal. Upon and after the occurrence of a Change in Control, the Company must: (1) pay all reasonable administrative expenses and fees of the Administrator; (2) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (3) supply full and timely information to the Administrator on all matters relating to the Plan, the Participants and their Beneficiaries, the Account balances of the Participants, the date and circumstances of the Retirement, Disability, death or Separation from Service of the Participants, and such other pertinent information as the Administrative Committee may reasonably require. Upon and after a

Change in Control, a member of the Administrative Committee may only be removed (and a replacement may only be appointed) by the Ex-CEO.

8.2        Agents
In the administration of this Plan, the Administrative Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel, who may be counsel to the Company.

8.3        Indemnity of Committees
The Company shall indemnify and hold harmless the members of the Administrative Committee, the Appeals Committee and the Compensation Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of intentional misconduct.

8.4        Participating Employers
The Compensation Committee or the Chief Executive Officer of Company may permit Employers to participate in this Plan. Any Employer may, upon resolution of its Board of Directors, withdraw from participating in the Plan and shall notify the Company of such resolution. An Employer’s withdrawal from the Plan shall not adversely affect balances in any Participant’s Accounts which shall continue to accrue earnings as set forth herein, shall not adversely affect the accrued Supplemental Pension Benefit and shall not change any distribution elections.

ARTICLE 9—CLAIMS PROCEDURE

9.1        Claim
Any person claiming a benefit (“Claimant”) under the Plan shall present the request in writing to the Administrative Committee.

9.2        Initial Claim Review
In the case of a claims regarding Disability, the Administrative Committee will make a benefit determination within forty-five (45) days of its receipt of an application for benefits. This period may be extended up to an additional thirty (30) days, if the Administrative Committee provides the Claimant with a written notice of the extension within the initial forty-five (45)-day period. The extension notice will explain the reason for the extension and the date by which the Administrative Committee expects a decision will be made. The Administrative Committee may obtain a second thirty (30)-day extension by providing you written notice of such second extension within the thirty (30)-day extension. The second extension notice must include an explanation of the special circumstances necessitating the second extension and the date by which the Administrative Committee’s decision will be made. If the extension is necessary because additional information is needed to decide the claim, the extension notice will describe the required information. The Claimant will have forty-five (45) days after receiving the extension notice to provide the required information.

In the case of all other claims, the Administrative Committee will make a benefit determination within ninety (90) days of its receipt of an application for benefits. This period may be extended up to an additional ninety (90) days, if the Administrative Committee provides the Claimant with a written notice of the extension within the initial ninety (90)-day period. The extension notice will explain the reason for the extension and the date by which the Administrative Committee expects a decision will be made.

The Administrative Committee will notify the Claimant in writing, delivered in person or mailed by first-class mail to the Claimant’s last known address, if any part of a claim for benefits under the Plan has been denied. The notice of a denial of any claim will include:

(a)        the specific reason for the denial;
(b)        reference to specific provisions of the Plan upon which the denial is based;
(c)        a description of any internal rule, guidelines, protocol or similar criterion relied on in making the denial (or a statement that such internal criterion will be provided free of charge upon request);
(d)        a description of any additional material or information deemed necessary by the Administrative Committee for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and
(e)        an explanation of the claims review procedure under the Plan.
If the notice described above is not furnished and if the claim has not been granted within the time specified above for payment of the claim, the claim will be deemed denied and will be subject to review as set forth in Section 9.3.

9.3        Review of Claim
If a claim for benefits is denied, in whole or in part, the Claimant may request to have the claim reviewed. The Claimant will have one hundred eighty (180) days in which to request a review of a claim regarding Disability, and will have sixty (60) days in which to request a review of all other claims. The request must be in writing and delivered to the Compensation Committee. If no such review is requested, the initial decision of the Compensation Committee will be considered final and binding.

The request for review must specify the reason the Claimant believes the denial should be reversed. He or she may submit additional written comments, documents, records, and other information relating to and in support of the claim; all information submitted will be reviewed whether or not it was available for the initial review. The Claimant may request reasonable access to and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. A member of the Compensation Committee may not participate in the review of his or her own claim. In addition, if the Claimant requests a review, a member who is a subordinate of the original decision maker shall not participate in the review of the claim. The review will not defer to the initial adverse determination. If the denial was based in whole or in part on a medical judgment, the Compensation Committee will consult with an appropriate health care professional who was not consulted in the initial determination of his or her claim and who is not the subordinate of someone consulted in the initial determination. Names of the health care professionals will be available on request.

Upon receipt of a request for review, the Compensation Committee may schedule a hearing within thirty (30) days of its receipt of such request, subject to availability of the Claimant and the availability of the Compensation Committee, at a time and place convenient for all parties at which time the Claimant may appear before the person or committee designated by the Compensation Committee to hear appeals for a full and fair review of the Administrative Committee’s initial decision. The Claimant may indicate in writing at the time the Compensation Committee attempts to schedule the hearing, that he or she wishes to waive the right to a hearing. If the Claimant does not waive his or her right to a hearing, he or she must notify the Compensation Committee in writing, at least fifteen (15) days in advance of the date established for such hearing, of his or her intention to appear at the appointed time and place. The Claimant must also specify any persons who will accompany him or her to the hearing, or such other persons will not be admitted to the hearing. If written notice is not timely provided, the hearing will be automatically canceled. The Claimant or the Claimant’s duly authorized representative may review all pertinent documents relating to the claim in preparation for the hearing and may submit issues, documents, affidavits, arguments, and comments in writing prior to or during the hearing.

The Compensation Committee will notify the Claimant of its decision following the reviews. In the case of a claim regarding Disability, the Compensation Committee will render its final decision within forty-five (45) days of receipt of an appeal or such shorter period as may be required by law. If the Compensation Committee determines that an extension of the time for processing the claim is needed, it will notify the Claimant of the reasons for the extension and the date by which the Compensation Committee expects a decision will be made. The extended date may not exceed ninety (90) days after the date of the filing of the appeal.

In the case of all other claims, the Compensation Committee will render its final decision within sixty (60) days of receipt of an appeal. If the Compensation Committee determines that an extension of the time for processing the claim is needed, it will notify the Claimant of the reasons for the extension and the date by which the Compensation Committee expects a decision will be made. The extended date may not exceed one hundred twenty (120) days after the date of the filing of the appeal

If after the review the claim continues to be denied, the Claimant will be provided a notice of the denial of the appeal which will contain the following information:

(a)        The specific reasons for the denial of the appeal;

(b)        A reference to the specific provisions of the Plan on which the denial was based;
(c)        A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits;
(d)        A statement disclosing any internal rule, guidelines, protocol or similar criterion relied on in making the denial (or a statement that such information would be provided free of charge upon request); and
(e)        A statement describing the Claimant’s right to bring a civil suit under Federal law and a statement concerning other voluntary alternative dispute resolutions options.
9.4        Review of Claims on and after a Change in Control
Upon and after the occurrence of a Change in Control, the Compensation Committee, as constituted immediately prior to a Change in Control, shall be the Appeals Committee. In the event any member of the Appeals Committee resigns or is unable to perform the duties of a member of the Appeals Committee, successors to such members shall be selected by the Ex-CEO. Upon and after a Change in Control, the Appeals Committee shall have all discretionary authorities and powers granted the Compensation Committee under this Plan to review denied claims as provided in Section 9.3. A member of the Appeals Committee may not participate in the review of his or her own claim and may not participate in the review a claim if he or she is a subordinate of the original decision maker. Upon and after the occurrence of a Change in Control, the Company must: (1) pay all reasonable administrative expenses and fees of the Appeals Committee; (2) indemnify the Appeals Committee against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Appeals Committee hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Appeals Committee or its employees or agents; and (3) supply full and timely information to the Appeals Committee on all matters relating to the Plan, the Participants and their Beneficiaries, the Account balances of the Participants, the date and circumstances of the Retirement, Disability, death or Separation from Service of the Participants, and such other pertinent information as the Appeals Committee may reasonably require. Upon and after a Change in Control, a member of the Appeals Committee may only be removed (and a replacement may only be appointed) by the Ex-CEO.

ARTICLE 10—AMENDMENT AND TERMINATION OF PLAN

10.1        Right to Amend
The Plan may be amended any time by action of the Board or the Compensation Committee or by a writing executed on behalf of the Board or Compensation Committee by the Company’s duly elected officers, except that:

(a)        No amendment shall be effective to decrease or restrict any Participant’s Account balance or Supplemental Pension Benefit accrued to that date, and
(b)        No amendment shall be effective to restrict the right of a Participant to elect to receive a lump-sum form of benefit payment of his or her Account upon Retirement, death, Disability or other separation of employment, and
(c)        No amendment to the method for calculating earnings on the portion of the Retirement Account allocated to the investment option described in Section 4.2(c)(i) of the Plan shall decrease the interest rate credited to the Retirement Account balance of any Participant below the Moody’s Average Long-Term Corporate Bond Yield Index less one (1) percentage point; otherwise the Retirement Account balance that is accrued and vested as of December 31, 2004 including earnings credited thereon after that date shall be paid to all Participants within sixty (60) days of the effective date of such amendment.
Such amendment shall be effective on the thirty-first (31st) day following the date on which the Company notifies the Participants that the Company has adopted the amendment.

10.2        Right to Terminate
The Board or the Compensation Committee may at any time terminate the Plan if, in its sole judgment, the tax, accounting or other effects of the continuance of the Plan or potential payments thereunder would not be in the best interests of the Company. Such termination shall not adversely affect any Plan Participant’s Account balance or accrued Supplemental Pension Benefit. Each Employer shall pay the balances of a Participant’s Accounts that were accrued and vested as of December 31, 2004 including earnings, gains and losses credited thereon after that date, and earned while employed by such Employer within sixty (60) days after the effective date of the Plan termination.

10.3        Distribution of Benefits on Plan Termination
In the event the Corporation elects to amend, modify or terminate the Plan as provided under Section 10.2 and solely with respect to Account balances that accrue and/or vest after December 31, 2004, including deemed earnings, gains and losses credited thereon after that date, no right to the immediate payment of benefits shall arise as a result of a Plan Termination;

(a)        The Company may, in its discretion, provide by amendment to the Plan a right to the payment of all such Account balances as a result of the liquidation and termination of the Plan where:
(i)        the termination and liquidation does not occur proximate to a downturn in the financial health of the Company and the participating Employers;
(ii)        the Plan and all arrangements required to be aggregated with the Plan under Code Section 409A are terminated and liquidated;

(iii)        no payments, other than those that would be payable under the terms of the Plan and the aggregated arrangements if the termination and liquidation had not occurred, are made within twelve (12) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan;
(iv)        all payments are made within twenty-four (24) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and
(v)        the Company and the Employers do not adopt a new arrangement that would be aggregated with any terminated arrangement under Code Section 409A, at any time within three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.
(b)        Similarly, the Company may, in its discretion, provide by amendment to liquidate and terminate the Plan where the termination and liquidation occurs within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 United States Code § 503(b)(1)(A), provided that all amounts deferred under the Plan are included in the Participants’ gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received):
(i)        the calendar year in which the termination occurs;
(ii)        the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or
(iii)        the first calendar year in which the payment is administratively practicable.

ARTICLE 11—MISCELLANEOUS

11.1        Unfunded Plan
This Plan is intended to be an unfunded plan for federal income tax purposes and for purposes of ERISA, maintained primarily to provide deferred compensation benefits for a select group of management employees or highly compensated employees. This Plan is not intended to create an investment contract, but to provide tax planning opportunities and retirement benefits to eligible individuals who have elected to participate in the Plan. Eligible individuals are select members of management who, by virtue of their position with an Employer, have the ability to materially affect the Employer’s profitability and operations.

11.2        Liability for Benefits
Except as otherwise agreed in writing, liability for the payment of a Participant’s benefit under this Plan shall be borne solely by the participating Employer that employs the Participant and reports the Participant as being on its payroll during the accrual or increase in the benefit. No liability for the payment of any Deferred Compensation Benefit or any Supplemental Pension Benefit shall be incurred by reason of Plan sponsorship or participation except for benefits of a participating Employer’s own employees. Nothing in this Section shall be interpreted as prohibiting any participating Employer from expressly agreeing in writing to the assumption of liability or guarantee of payment of any benefit under this Plan.

11.3        Unsecured General Creditor
Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of any Employer. Any and all assets of each Employer shall be, and remain, the general, unpledged, unrestricted assets of the Employer. An Employer’s obligations under the Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future.

11.4        Obligations to Employer
If a Participant becomes entitled to the payment of a benefit under the Plan and the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Employer obligated to pay the benefit at the time of payment, then the Employer may offset such amount owing to it against the amount of benefits otherwise then distributable under this Plan to the Participant or Beneficiary. Such determination shall be made by the Administrative Committee.

11.5        Nonassignability
(a)        Except as stated in subsection (b) below, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
(b)        Domestic Relations Order. Subject to the Company’s domestic relations procedures, as amended from time to time, an Employer may pay benefits to an alternate payee pursuant to a domestic relations order provided the Administrative Committee determines such order meets the requirements of a qualified domestic relations order pursuant to Code Section 414(p)(1)(A).
11.6        Not a Contract of Employment
The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant, and neither the Participant nor any Beneficiary shall have any rights against any Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer or to interfere with the right of any Employer to discipline or discharge such Participant at any time.

11.7        Protective Provisions
A Participant shall cooperate with each Employer by furnishing any and all information requested by any Employer in order to facilitate the payment of benefits under this Plan.

11.8        Captions
The captions of the articles, sections and subsection of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

11.9        Governing Law
The provisions of this Plan shall be construed, administered, and enforced according to and governed by the laws (other than conflict of law provisions) of the state of Ohio, except to the extent such laws are superseded by ERISA.

11.10        Validity
In case any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

11.11        Notice
Any notice or filing required or permitted to be given to the Administrative Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to any member of the Administrative Committee, or to the statutory agent of Company. Notice to the Administrative Committee may be given to any member of the Administrative Committee and if mailed shall be addressed to the principal executive offices of Company. Notice mailed to the Participant shall be sent to the address set out in the Participant’s most recent Participation Agreement or such other address as is given to the Administrative Committee by notice. Notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark, or the receipt for registration or certification.

11.12        Successors
The provisions of this Plan shall bind and inure to the benefit of each Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of an Employer, and successors of any such corporation or other business entity.

11.13        Code Section 409A
Notwithstanding anything to the contrary in the provisions of this Plan regarding the benefits payable hereunder and the time and form thereof, this Plan is intended to meet any applicable requirements of Code Section 409A and this Plan shall be construed and administered in accordance with Code Section 409A, Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. In the event that the Company determines that any provision of this Plan or the operation thereof may violate Code Section 409A and related Department of Treasury guidance, the Company may in its sole discretion adopt such amendments to this Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, or take such other actions, as the Company determines necessary or appropriate to comply with the requirements of Code Section 409A. Code Section 409A compliance amendments made after January 1, 2009 are intended to utilize applicable transition relief provided under Article XI of IRS Notice 2010-6 so the Plan is treated as having been correct on January 1, 2009.

IN WITNESS WHEREOF, and pursuant to the direction and authority of the Board of Directors, the Company has caused this instrument to be executed as of the date set forth below by its duly authorized officer effective as of the date or dates set forth above.

FIRSTENERGY CORP

By:	/s/ Charles E Jones
Charles E Jones
President and Chief Executive
Officer of FirstEnergy Corp.

Dated:	July 20, 2015

APPENDIX A

1 Participating Employer	2 Adoption Date
American Transmissions Systems, Inc.	January 1, 2003
The Cleveland Electric Illuminating Company	July 1, 1998
FirstEnergy Corp.	January 1, 1998
FirstEnergy Generation, LLC.	January 1, 2003
FirstEnergy Nuclear Operating Company	January 1, 1999
FirstEnergy Service Company	January 1, 1999
FirstEnergy Solutions Corp.	January 1, 2003
Jersey Central Power and Light	January 1, 2003
Metropolitan Edison	January 1, 2003
Monongahela Power Company	January 1, 2012
Ohio Edison Company	January 1, 1983
Pennsylvania Electric	January 1, 2003
Pennsylvania Power Company	January 1, 1983
The Potomac Edison Company	January 1, 2012
The Toledo Edison Company	July 1, 1998
West Penn Power Company	January 1, 2012

A-1